Exhibit 3.11

AMENDMENT NO. 1 TO THE
AMENDED AND RESTATED
DECLARATION OF TRUST AND TRUST AGREEMENT
OF
FACTORSHARES 2X: TBOND BULL/S&P500 BEAR

     This Amendment No. 1 (“Amendment No.1”) to the Amended and Restated Declaration of Trust and Trust Agreement dated as of January 18, 2011 (the “Declaration of Trust”) of FactorShares 2X: TBond Bull/S&P500 Bear (the “Fund”) by and between Factor Capital Management, LLC (the “Managing Owner”) and Wilmington Trust Company.

     WHEREAS, the Managing Owner has deemed it advisable for the Fund to amend the definition of “Fiscal Year” as defined in Article X of the Declaration of Trust;

     WHEREAS, the Managing Owner wishes to amend the Declaration of Trust pursuant to Section 11.1(a) thereof to give effect to the adoption of the definition of “Fiscal Year”.

     NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Declaration of Trust is amended as follows:

1.	The Fund’s “Fiscal Year” set forth in Article X of the Declaration of Trust shall be amended to reflect a fiscal year that shall end on December 31.

2.	This Amendment No. 1 to the Declaration of Trust shall be governed by, and construed in accordance with, the laws of the State of Delaware.

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     IN WITNESS WHEREOF, this Amendment No. 1 has been executed for and on behalf of the undersigned as of the 24th day of June, 2011.

Factor Capital Management, LLC, as Managing Owner

By:	/s/ Stuart Rosenthal

	Name:	Stuart Rosenthal
	Title:	Chief Executive Officer

Acknowledged:
WILMINGTON TRUST COMPANY, not in its
individual capacity but solely as Trustee
of the Fund

By:	/s/ Joseph B. Feil
Name: Joseph B. Feil
Title: Vice President